EXHIBIT 1

                            STOCK PURCHASE AGREEMENT

     AGREEMENT, dated as of July 31, 2002, between Distinctive Devices, Inc., a New York corporation, having an address at One Bridge Plaza, Suite 100, Fort Lee, NJ 07024 (the "Company"), and Shrikant C. Mehta, having an address c/o Distinctive Devices, Inc., One Bridge Plaza, Suite 100, Fort Lee, NJ 07024 (the "Purchaser").

                                   BACKGROUND

     The Company has designated 250,000 shares of its Preferred Stock, $1.00 par value, as Series D Convertible Preferred Stock, (the "Series D Preferred Stock"). The Purchaser desires to purchase 173,333 shares (the "Purchased Shares") of the authorized Series D Preferred Stock from the Company, and the Company desires to sell the Purchased Shares to the Purchaser, on the terms and conditions set forth below.

     NOW, THEREFORE, the parties hereto for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged hereby, agree as follows:

     1.  Sale of Series D Preferred Stock; Purchase Price.
         ------------------------------------------------

         1.1 Sale. Subject to the terms and conditions set forth herein, the Purchaser hereby purchases 173,333 shares of Series D Preferred Stock from the Company constituting the Purchased Shares, and the Company hereby sells the Purchased Shares to the Purchaser for the aggregate purchase price of $650,000 (the "Purchase Price"). Pursuant to ss.912(c)(1) of the New YorK Business Corporation Law, the Board of Directors of the Company approves of the purchase of the Purchased Shares by the Purchaser.

         1.2 Closing. The closing (the "Closing") of the transaction contemplated hereby is taking place simultaneously with the execution and delivery of this Agreement. At the Closing, the parties are making the following deliveries to each other:

              (a) The Company is delivering to the Purchaser a certificate registered in the name of the Purchaser representing all of the Purchased Shares, receipt of which is acknowledged by the Purchaser; and

              (b) The Purchaser is delivering the Purchase Price to the Company by check or wire transfer to an account designated by the Company, receipt of which is acknowledged by the Company.

     2. Representations, Warranties and Covenants of the Company. The Company represents and warrants to the Purchaser that:

         2.1 Organization; Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. The Company is duly qualified or licensed to do business as a foreign


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corporation in good standing in every jurisdiction where the character of its properties, owned or leased, or the nature of its activities make such qualification necessary.

         2.2 Corporate Power. The Company has all requisite corporate power to enter into this Agreement, to sell the Purchased Shares and to carry out and perform its obligations under the terms of this Agreement. All corporate action on the part of the Company necessary for the authorization, execution, delivery and performance by the Company of this Agreement and for the authorization, issuance and delivery of the Purchased Shares issuable upon payment therefor has been taken. This Agreement constitutes a valid and binding agreement of the Company enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity.

         2.3 No Restrictive Agreements. The issuance and delivery of the Purchased Shares to the Purchaser is not subject to any preemptive rights. Upon the delivery of the Purchased Shares, the Purchaser will acquire the beneficial and legal, valid and indefeasible title to the Purchased Shares, free and clear of all pledges, liens, charges, claims or options of any kind, except for restrictions on transfer under the Securities Act of 1933, as amended (the "Securities Act"), and applicable state securities laws.

         2.4 Capitalization The Company's authorized capital stock consists of 20,000,000 shares of Common Stock, $.05 par value (the "Common Stock"), of which 19,134,824 shares are issued and outstanding, and 1,000,000 shares of Preferred Stock, 60,000 shares of which have been designated as Series C Preferred Stock, of which 10,000 shares are issued and outstanding, and 250,000 shares of which have been designated as Series D, none of which is outstanding. All of the issued and outstanding shares of Common Stock and Series C Preferred Stock are validly issued, fully paid and non-assessable. The Purchased Shares being issued to the Purchaser pursuant to this Agreement upon issuance will be validly issued, fully paid and non-assessable shares of Series D Preferred Stock. The shares of Common Stock underlying the conversion rights of the Purchased Shares upon conversion in accordance with the terms of the Series D Preferred Stock and after a recapitalization (the "Recapitalization") of the Common Stock increasing the number of authorized shares and reducing the par value to $.001 per share, upon issuance will be validly issued, fully paid and non-assessable shares of Common Stock.

         2.5 SEC Reports. The Company is subject to filing reports with the Securities and Exchange Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The information in the Company's annual report on Form 10-KSB for the fiscal year ended December 31, 2001 and Form 10-QSB for the fiscal quarter ended March 31, 2002 is in all material respects complete and correct.

         2.6 Stockholders Meeting. The Company shall use its best efforts to promptly call and hold a Special Meeting of Shareholder in accordance with the New York Business Corporation Law and the Exchange Act, at which Meeting the shareholders will vote upon the Recapitalization as described in Section 2.4, a proposed reverse stock split of the Common Stock, a proposed corporate migration to the State of Delaware, and such other matters as the Company's Board of Directors may propose.

     3. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Company that:


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         3.1  Knowledge. As a member of the Board of Directors of the Company, the Purchaser is aware of the current business, prospects and financial condition of the Company and the market for its Common Stock, has reviewed the reports recently filed by the Company under the Exchange Act, and has had the opportunity to discuss the Company's prospects with its management. In addition, the Purchaser understands the restrictions on resale or other transfer of the Series D Shares (and any underlying shares of Common Stock) as they have not been registered under the Securities Act.

         3.2 Authority. The Purchaser has the power and authority to enter into this Agreement and to purchase the Series D Preferred Stock, and the purchase is consistent with his investment objectives.

     4.  Preemptive Rights.
         -----------------

         4.1 Right. If at any time and from time to time, for a period of eighteen (18) months from the date of this Agreement, the Board of Directors authorizes the Company to sell (the "Sale"), solely for cash, shares of Common Stock (the "Shares"), or shares of Preferred Stock or other securities (the "Derivative Securities") that are exercisable for, convertible into or exchangeable for shares of Common Stock in a private placement transaction pursuant to the exemption from registration under Regulation D of the Securities Act, the Company shall send a written notice to the Purchaser of such authorization (the "Notice of Preemptive Rights") offering the Purchaser the right to participate in such Sale. For purposes of this Section, a "Sale" shall not include (a) an issuance of Shares directly or underlying options or other rights granted to employees, officers, consultants or directors under an agreement or an employee benefit plan or otherwise as incentive or compensation,
(b) an issuance of Shares either directly or underlying Derivative Securities in whole or in part in consideration for services, (c) the issuance as part of an acquisition transaction, (d) an issuance to a party who the Board of Directors determines would be a strategically important shareholder, or (e) upon the exercise of any Derivative Securities which were outstanding on the date of this Agreement. Any Shares not purchased by the Purchaser pursuant to this Section 4 may be sold, issued or granted within ninety (90) days after deliver of the Notice of Preemptive Rights, at the same price and terms as offered for sale to the Purchaser hereunder.

         4.2 Notice of Preemptive Right. The Notice of Preemptive Rights shall specify the total aggregate number of Shares to be issued, the price and other terms of the proposed Sale, the amount of Shares or Derivative Securities to which the Purchaser is entitled to purchase and the period during which the Purchaser may elect to participate in the purchase. The Notice of Preemptive Rights shall be sent to the Purchaser at least ten (10) days prior to the anticipated closing date of the Sale. If the Purchaser desires to participate in the Sale, the Purchaser shall notify the Company by sending a notice of acceptance which must be received by the Company within the time period specified in the applicable Notice of Preemptive Rights.

         4.3  Effectiveness. The purpose of the preemptive right in this
Section 4 is to accommodate the Purchaser's desire to have the opportunity to maintain his beneficial percentage interest (on a fully diluted basis) in the Company's Common Stock upon certain issuances by the Company. If (i) the Purchaser fails to purchase at least fifty percent (50%) of the Shares or Derivative Securities offered in the Notice of Preemptive Rights in any Sale


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which closes, or (ii) the Purchaser sells or otherwise disposes of fifty percent
(50%) of the securities beneficially owned by him upon the closing of the Purchase herein, the Purchaser's rights under this Section 4 shall terminate with respect to any subsequent Sale.

     5.  Miscellaneous.
         -------------

         5.1 Survival. All representations and warranties and other agreements made by the Company and the Purchaser in this Agreement shall survive the Closing for a period of one (1) year.

         5.2 Additional Action. Each of the Purchaser and the Company shall, upon the request of the other, from time to time, execute and deliver promptly to the other party all instruments and documents of further assurances or otherwise and will do any and all such acts and things as may be reasonably required to carry out the obligations of such party hereunder and to consummate the transactions contemplated hereby.

         5.3 Successor and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective estates, heirs, executors, successors and assigns.

         5.4 Governing Law. This Agreement shall in all respects be governed by the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

         5.5 Entire Agreement. This Agreement constitutes the entire arrangement between the parties with respect to the subject matter herein and cannot be changed, modified, discharged or terminated except by a writing signed by the party against whom enforcement of any change, modification, discharge or termination is sought.

         5.6 Waiver. No waiver shall be deemed to be made by any party of any of his rights hereunder unless the same shall be in writing, and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the waiving party of the obligations of the other party in any other respect at any other time.

         5.7 Notices. Any notice, demand or other communication to be given hereunder by either party to the other shall be in writing and shall be mailed by certified mail, return receipt requested, sent by recognized overnight courier or delivered against receipt to the party to whom it is to be given to the address of such party set forth in the preamble to this Agreement (or to such other address as the party shall have furnished in accordance with the provisions of this Section 5.7).

         5.8 Captions. The captions used in this Agreement are for convenience only and shall not be deemed as, or construed as, a part of this Agreement.

         5.9 Counterparts, Facsimile Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding execution and delivery for all purposes.


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     IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase
Agreement as of the date first above written.

                                         DISTINCTIVE DEVICES, INC.


                                         /s/Sanjay S. Mody
                                         ---------------------------------------
                                         By:    Sanjay S. Mody
                                         Title: President



                                         /s/Shrikant C. Mehta
                                         ---------------------------------------
                                                SHRIKANT C. MEHTA